Exhibit 97.1

Recovery of Erroneously Awarded Compensation Policy

Contents

Purpose2

Administration2

Definitions2

Policy5

RPC, INC.

Recovery of Erroneously Awarded Compensation Policy

Purpose

The purpose of this Incentive-Based Compensation Recovery Policy (this Policy) is to enable RPC, Inc. (the Company or RPC) to recover Erroneously Awarded Compensation in the event the Company is required to prepare an Accounting Restatement.

This Policy is intended to comply with the requirements under Section 10D-1 of the Securities Exchange Act of 1934 (the Exchange Act) and Section 303A.14 of the New York Stock Exchange (the NYSE) Listed Company Manual (the Listing Standards) and shall be construed and interpreted in accordance with such intent. This Policy shall be effective as of the date it is adopted by the Company’s Human Capital Management and Compensation Committee and shall apply to Incentive-Based Compensation that Received (as such term is defined below) by Covered Executives on or after October 19, 2023. Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Definitions below.

Each Covered Executive shall be required to sign and return to RPC the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms and comply with this Policy.

Administration

This Policy shall be administered by the Human Capital Management and Compensation Committee (the Committee). Any determinations made by the Committee shall be final and binding on all affected Covered Executives. The Committee shall have full power, authority, and sole and exclusive discretion to construe, interpret and administer this Policy.

Definitions

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

a)	Accounting Restatement shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error that is material to previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

b)	Covered Executives include the Company’s current and former Executive Officers, as defined under Rule 3b-7 of the Exchange Act, its Principal Financial Officer, its Principal Accounting

RPC, INC.

Recovery of Erroneously Awarded Compensation Policy

Officer) and such other senior executives or employees who may from time to time be deemed subject to the Policy as may be determined by the Committee.

c)	Clawback Eligible Incentive Compensation shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Covered Executive at any time during the applicable performance period (whether or not such Covered Executive is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-Based Compensation Received by such Covered Executive (i) on or after the Effective Date, (ii) after beginning service as a Covered Executive[1], (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.

d)	Clawback Period shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

e)	Effective Date shall mean October 19, 2023.

f)	Erroneously Awarded Compensation shall mean, with respect to each Covered Executive in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid by such Executive Officer.

For Incentive-Based Compensation based on (or derived from) stock price or Total Shareholder Return (TSR) or another Financial Reporting Measure where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement,

i.	the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR or other measure with respect to which the Incentive-Based Compensation was received; and
ii.	the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE.

g)	Financial Reporting Measures shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial

RPC, INC.

Recovery of Erroneously Awarded Compensation Policy

statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. A Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

h)	Incentive-Based Compensation shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation includes:
(i)	Non-equity incentive plan awards that are earned solely, or in part by satisfying a Financial Reporting Measure performance goal;
(ii)	Other cash awards earned by satisfying a Financial Reporting Measure performance goal;
(iii)	Restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part on satisfying a Financial Reporting Measure performance goal; and
(iv)	Proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a Financial Reporting Measure performance goal.

i)	Received shall, with respect to any Incentive-Based Compensation, mean actual or deemed receipt, and Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if payment or grant of the Incentive-Based Compensation occurs after the end of that period.

j)	Restatement Date shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.

RPC, INC.

Recovery of Erroneously Awarded Compensation Policy

Policy

a)	Recovery of Erroneously Awarded Compensation.

i.	In the event of an Accounting Restatement, the Committee shall promptly determine the amount of any Erroneously Awarded Compensation for each Covered Executive in connection with such Accounting Restatement and shall promptly thereafter provide a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable.

ii.	The Committee will determine, in its sole discretion, the method for recouping Incentive-Based Compensation from each Covered Executive which may include, without limitation, (i) requiring reimbursement of cash Incentive-Based Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (iv) cancelling outstanding vested or unvested equity awards; and/or (v) taking any other remedial and recovery action permitted by law, as determined by the Committee.

iii.	To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due (as determined in accordance with Section a) ii. above), the Company shall, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer, and may terminate the employment of such Executive Officer in its discretion. The applicable Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation.

iv.	The Committee shall recover any Erroneously Awarded Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Exchange Act and the Listing Standards of the NYSE.

b)	Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.

c)	Indemnification Prohibition. Neither the Company nor any of its affiliates shall be permitted to indemnify any Covered Executive against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating

RPC, INC.

Recovery of Erroneously Awarded Compensation Policy

to the Company’s enforcement of its rights under this Policy. Further, neither the Company nor any of its affiliates shall enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

d)	Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time, as long as such termination does cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

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Adopted and approved on October 19, 2023

RPC, INC.

Recovery of Erroneously Awarded Compensation Policy

Exhibit A

______________

POLICY FOR THE

RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the RPC, Inc. Policy for the Recovery of Erroneously Awarded Compensation (the Policy).  Capitalized terms used but not otherwise defined in this Acknowledgement Form (this Acknowledgement Form) shall have the meanings ascribed to such terms in the Policy.  By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with RPC, Inc. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to RPC, Inc. to the extent required by, and in a manner permitted by, the Policy.  To the extent that the undersigned is a party to any other agreement with a member of RPC, Inc. providing for the recovery of any compensation paid to the undersigned, such agreement shall continue in full force and effect, provided however, to the extent that such other agreement shall conflict in any way with the terms of the Policy, the Policy shall control.

Signature: __________________________________

Print Name: _______________________________

Date: _____________________________________